Exhibit 2.1
Form 8-K
Viking Systems, Inc.
File No. 000-49636









                            ASSET PURCHASE AGREEMENT

                                  by and among

                        Vista Medical Technologies, Inc.

                                       and

                              Viking Systems, Inc.

                             dated December 22, 2003









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                                 TABLE OF CONTENTS
                                                                            Page


ARTICLE I DEFINITIONS........................................................1
      1.1   Defined Terms....................................................1
      1.2   Construction of Certain Terms and Phrases........................6

ARTICLE II PURCHASE AND SALE OF ASSETS.......................................6
      2.1   Purchase and Sale of Certain Assets of the Company...............6
      2.2   Excluded Assets..................................................7
      2.3   Assumed Liabilities/Excluded Liabilities.........................7
      2.4   Purchase Price...................................................8
      2.5   Allocation of Aggregate Purchase Price...........................8
      2.6   Private Placement................................................8
      2.7   Sales, Use and Other Taxes.......................................8
      2.8   Bulk Sales Compliance............................................8
      2.9   Closing..........................................................8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................10
      3.1   Organization of the Company.....................................10
      3.2   Authority.......................................................10
      3.3   Financial Statements and Reports................................10
      3.4   No Conflicts....................................................11
      3.5   Consents, Approvals and Filings.................................11
      3.6   No Undisclosed Liabilities......................................12
      3.7   Purchased Assets................................................12
      3.8   Benefit Plans; ERISA............................................12
      3.9   Real Property...................................................12
      3.10  Intellectual Property Rights....................................13
      3.11  Litigation......................................................14
      3.12  Compliance with Law.............................................14
      3.13  Contracts.......................................................14
      3.14  Environmental Matters...........................................15
      3.15  Inventory.......................................................15
      3.16  Plants, Buildings, Structures, Facilities and Equipment.........16
      3.17  Customer Lists and Accounts.....................................16
      3.18  Relationships with Suppliers and Licensors......................16
      3.19  Tax Matters.....................................................16
      3.20  Permits.........................................................16
      3.21  Brokers.........................................................17
      3.22  Material Misstatements and Omissions............................17
      3.23  Investment Representations......................................17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER......................18
      4.1   Organization....................................................18
      4.2   Capital Stock of Purchaser......................................18

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                          TABLE OF CONTENTS (Continued)
                                                                            Page

      4.3   Authority.......................................................18
      4.4   Litigation......................................................19
      4.5   Financial Statements and Reports................................19
      4.6   Financial Statements............................................19
      4.7   No Undisclosed Liabilities......................................19
      4.8   Brokers.........................................................20
      4.9   No Conflicts....................................................20
      4.10  Consents and Governmental Approvals and Filings.................20
      4.11  Compliance with Law.............................................20
      4.12  Trading of Securities...........................................20
      4.13  Closing Shares..................................................21
      4.14  Material Misstatements and Omissions............................21

ARTICLE V COVENANTS OF THE PARTIES..........................................21
      5.1   Operation of Business Prior to Closing Date.....................21
      5.2   Investigation by Purchaser......................................22
      5.3   Consents........................................................22
      5.4   Notification of Certain Matters.................................22
      5.5   Cooperative Efforts.............................................22
      5.6   Filings.........................................................23
      5.7   Inconsistent Activities.........................................23
      5.8   Public Announcements............................................23
      5.9   Employee Matters................................................23
      5.10  Prorations......................................................24
      5.11  Confidentiality.................................................24
      5.12  Approval of the Company's Stockholders..........................25
      5.13  Updating of Disclosure Schedules................................25
      5.14  Board of Directors of Purchaser.................................25

ARTICLE VI CONDITIONS TO THE OBLIGATIONS OF THE COMPANY.....................25
      6.1   No Material Adverse Effect......................................25
      6.2   Stockholder Approval............................................25
      6.3   Closing Deliveries..............................................26

ARTICLE VII CONDITIONS TO THE OBLIGATIONS OF PURCHASER......................26
      7.1   Material Adverse Effect.........................................26
      7.2   Stockholder Approval............................................26
      7.3   Closing Deliveries..............................................26

ARTICLE VIII ACTIONS BY THE PARTIES AFTER THE CLOSING.......................26
      8.1   Survival of Representations, Warranties, Etc....................26
      8.2   Indemnification.................................................26
      8.3   Restriction on Transferability of the Securities................29
      8.4   Agreement not to dispose of Indemnity Shares....................29

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                          TABLE OF CONTENTS (Continued)
                                                                            Page

      8.5   Further Assurances..............................................29
      8.6   Reports Under Securities Exchange Act of 1934...................29
      8.7   Transfer of Rights to Name......................................30
      8.8   Access to Records...............................................30
      8.9   Transitional Use of Financial System............................30
      8.10  Payment of Royalties............................................30
      8.11  Payment for Inventory...........................................30

ARTICLE IX MISCELLANEOUS....................................................30
      9.1   Termination.....................................................30
      9.2   Notices.........................................................31
      9.3   Entire Agreement................................................32
      9.4   Waiver..........................................................32
      9.5   Amendment.......................................................33
      9.6   No Third Party Beneficiary......................................33
      9.7   No Assignment; Binding Effect...................................33
      9.8   Headings........................................................33
      9.9   Severability....................................................33
      9.10  Governing Law...................................................33
      9.11  Consent to Jurisdiction and Forum Selection.....................33
      9.12  Expense.........................................................34
      9.13  Construction....................................................34
      9.14  Counterparts....................................................34

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                             Schedules and Exhibits


Schedules
---------

Schedule 2.1(a)     Products
Schedule 2.1(b)     Property
Schedule 2.1(c)     Customer Lists and Accounts
Schedule 2.1(d)     Assumed Contracts
Schedule 2.1(e)     Permits
Schedule 2.1(g)     Inventory
Schedule 2.1(h)     Accounts
Schedule 2.2        Excluded Assets
Schedule 2.3        Assumed Liabilities
Schedule 2.5        Allocation

Disclosure Schedule

Exhibits
--------

Exhibit A           License Agreement
Exhibit B           Bill of Sale
Exhibit C           General Assignment
Exhibit D           Registration Rights Agreement
Exhibit E           Inventory Procedure

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                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement ("Agreement") is made and entered into as of December 22, 2003, by and among Viking Systems, Inc., a Nevada corporation ("Purchaser") and Vista Medical Technologies, Inc., a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, Purchaser desires to acquire from the Company, and the Company desires to sell to Purchaser, certain assets of the Company's medical device and technology business (the "Business") on the terms and subject to the conditions set forth in this Agreement; and

     WHEREAS, the Purchaser desires to assume certain liabilities of the Business as more fully described herein; and

     WHEREAS, the Company shall retain certain product rights with respect to the products and assets of the Business, which product rights will be exclusively licensed to Purchaser pursuant to the terms of the License Agreement; and

     WHEREAS, certain other assets and liabilities of the Company will remain with the Company and not be transferred to Purchaser, all as more particularly set forth herein; and

     WHEREAS, Purchaser and the Company acknowledge that this Agreement and the agreements attached as exhibits hereto collectively constitute the agreements necessary to accomplish the transactions contemplated by this Agreement and are parts of an integrated arrangement between the parties with respect to the purchase and sale of the Purchased Assets (as defined in Section 1.1) and certain licenses and other relationships between the parties, and that separate agreements have been used for the sake of convenience.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I...
                                   DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

     "Actions or Proceedings" means any action, suit, proceeding, arbitration, Order, inquiry, hearing, assessment with respect to fines or penalties or litigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority.

     "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.



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     "Assets and Properties" and "Assets or Properties" of any Person each means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

     "Assumed Contracts" has the meaning set forth in Section 2.1(d) below.

     "Assumed Liabilities" has the meaning set forth in Section 2.3(a) below.

     "Books and Records" of any Person means all files, documents, instruments, papers, books, computer files (including but not limited to files stored on a computer's hard drive or on floppy disks), electronic files and records in any other medium relating to the business, operations or condition of such Person.

     "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

     "Cash Purchase Price" means the sum of (i) $132,000 and (ii) the difference (at Closing) between the Company's aggregate accounts receivable and aggregate accounts payable. To the extent the Cash Purchase Price exceeds $400,000, only $400,000 will be paid at Closing and the remainder will be paid upon the earlier of (i) collection of the associated accounts receivable or (ii) forty-five (45) days after Closing.

     "Claim Notice" has the meaning set forth in Section 8.2(c).

     "Closing" has the meaning set forth in Section 2.9(a) below.

     "Closing Date" has the meaning set forth in Section 2.9(a) below.

     "Closing Shares" means that number of shares of Purchaser's Common Stock equal to 10% of Purchaser's fully-diluted capitalization (which, for purposes of calculation, includes all outstanding common stock, preferred stock and convertible or exercisable securities) as of Closing.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning set forth in the first paragraph of this Agreement.

     "Company Disclosure Schedule" means the disclosure schedule of the Company attached hereto which sets forth the exceptions to the representations and warranties contained in Article III hereof and certain other information called for by this Agreement.

     "Company Intellectual Property" means any Intellectual Property exclusively relating to the conduct of the Business that is owned by, exclusively licensed to or managed by the Company.

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     "Company Records" has the meaning set forth in Section 2.1(f) below.

     "Company Reports" has the meaning set forth in Section 3.3 below.

     "Confidentiality  Agreement"  has the  meaning  set forth in  Section  5.11 below.

     "Customer Lists and Accounts" has the meaning set forth in Section 2.1(f) below.

     "Damages" has the meaning set forth in Section 8.2(a) below.

     "Dispute Notice" has the meaning set forth in Section 8.2(c).

     "Encumbrances" means any mortgage, pledge, assessment, security interest, deed of trust, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

     "Environment" means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air and any indoor workplace.

     "Environmental Laws" means all national, state, local and foreign laws, codes, regulations, common law, requirements, directives, Orders, and administrative or judicial interpretations thereof, all as in effect on the date hereof or on the Closing Date, that may be enforced by any Governmental or Regulatory Authority, relating to pollution, the protection of the Environment and the safety of workers and the public, or the regulation of the emission, discharge, disposal, release or threatened release of Materials in or into the Environment.

     "Environmental Notice" means any written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental costs, harm or damages to person, property, natural resources or other fines or penalties) arising out of, based on or resulting from (a) the emission, discharge, disposal, release or threatened release in or into the Environment of any Materials or (b) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Assets" has the meaning set forth in Section 2.2 below.

     "Fair Market Value" has the meaning set forth in Section 8.2(e)(iv) below.

     "Financial System" has the meaning set forth in Section 8.9 below.

     "GAAP" means United States generally accepted accounting principles.

     "General Assignment" has the meaning set forth in Section 2.9(b)(iv) below.

                                       3

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     "Governmental  or  Regulatory   Authority"   means  any  court,   tribunal,
arbitrator, authority, agency, commission, official or other instrumentality of the United States or other country, any state, county, city or other political subdivision.

     "Indemnity Shares" means 10% of the Closing Shares, al of which are to be held by the Company in accordance with the terms of this Agreement.

     "Intellectual Property" means (i) trademarks, service marks, trade names, trade dress, labels, product configurations, logos, and all other names and slogans associated with any products or embodying the goodwill of the Business, whether or not registered, and any applications or registrations therefor (including any goodwill or common law rights associated therewith), (ii) plans, design drawings, specifications and performance criteria, operating instructions and maintenance manuals, manufacturing information (including production documentation, methods, layouts and supplier and cost information), copies of on-site computer software and related documentation (including, without limitation, source and object code to the extent available), prototypes, models or samples, ideas, concepts and data, research records, all promotional literature, customer and supplier lists and similar data and information and all other confidential or proprietary technical and business information, (iii) copyrights, copyright registrations and applications for registration, (iv)
patent and patent applications (including all reissues, divisions, continuations, continuations-in-part, renewals, and extensions of the foregoing) owned by the Company and (v) all other intellectual property rights and goodwill related thereto.

     "Knowledge of the Company" or "Known to the Company" means the actual knowledge of any Company executive officer after reasonable inquiry.

     "Leased Real Property" has the meaning set forth in Section 3.9 below.

     "Liabilities" means any liability, debts, obligations of any kind or nature (whether known or unknown, whether asserted, or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including but not limited to any liability for Taxes.

     "License Agreement" has the meaning set forth in Section 2.2 below.

     "Materials"  means  pollutants,   contaminants  or  chemical,   industrial,
hazardous,   radioactive  or  toxic  materials  or  wastes,  including,  without limitation, petroleum, petroleum products and radiation.

     "Material Adverse Effect" means, for any Person, a material adverse effect, whether individually or in the aggregate, (a) on the business, operations, financial condition, Assets and Properties, Liabilities or prospects of such Person, or (b) on the ability of such Person to consummate the transactions contemplated hereby. For an event or condition to have a Material Adverse Effect hereunder, such event or condition must specifically and particularly affect the Person in question as opposed to affecting generally the economy, an industry or society (or a segment thereof).

     "Offer Recipients" has the meaning set forth in Section 5.9(a) below.

                                       4

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     "Order" means any writ,  judgment,  decree,  injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

     "Ordinary Course of Business" means the action of a Person that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

     "Permits" means all licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental or Regulatory Authority relating to the Business, the Purchased Assets or the Assumed Liabilities.

     "Permitted Encumbrances" means (i) anyEncumbrance for taxes that are not yet due or payable, (ii) any Encumbrance for tax assessments and other charges or claims with respect to taxes, the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles, (iii) any minor imperfection of title or similar Encumbrances which individually or in the aggregate with other such Encumbrances does not impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the Business, (iv) mechanics' and materialmen's liens incurred in the Ordinary Course of Business for construction or alterations, (v) statutory liens of landlords and workmen's, repairmen's, warehousemen's and carriers' liens arising in the Ordinary Course of Business, (vi) requirements incurred or other Encumbrances relating to deposits made in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other similar statutory requirements and (vii) Eencumbrances constituted by the terms of (A) any equipment lease; (B) any capital lease; (C) any license and (D) any real property lease.

     "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

     "Products" has the meaning set forth in Section 2.1(a) below.

     "Property" has the meaning set forth in Section 2.1(b) below.

     "Purchased Assets" has the meaning set forth in Section 2.1 below.

     "Purchaser" has the meaning set forth in the first paragraph of this Agreement.

     "Purchaser Disclosure Schedule" means the disclosure schedule of the Purchaser attached hereto which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement.

     "Purchaser Group" has the meaning set forth in Section 8.2(a) below.

     "Registration Rights Agreement" means the agreement substantially in the form of Exhibit D attached hereto.

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     "SEC" means the United States  Securities and Exchange  Commission,  or any
successor entity.

     "Securities" means, collectively, the Closing Shares and Indemnity Shares.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Survival Period" has the meaning set forth in Section 8.1 below.

     "Tax" (and, with correlative meaning, "Taxes," "Taxable" and "Taxing") means all sales and use taxes, real and personal property taxes, income taxes, gross receipts taxes, documentary transfer taxes, employment taxes, withholding taxes, unemployment insurance contributions and other taxes or governmental charges of any kind, however denominated, including any Liability in respect thereto, under any federal, state, local, foreign or other applicable tax law.

     "Tax Return" means any return, report, information return, schedule or other document (including any related or supporting information) filed or required to be filed with respect to any taxing authority with respect to Taxes.

     "Updated  Capitalization  Representation"  has the  meaning  set  forth  in
Section 4.2 below.

     "Updated Company Disclosure  Schedule" has the meaning set forth in Section
5.13 below.

     "Updated  Purchaser  Disclosure  Schedule"  has the  meaning  set  forth in
Section 5.13 below.

     1.2 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender;
(b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or"; and (f) "including" means "including without limitation." Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

     2.1 Purchase and Sale of Certain Assets of the Company. Subject to the terms and conditions hereof, the Company shall sell, assign, grant, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from the Company as of the Closing, other than the Excluded Assets, all of the assets of the Business, wherever situated, as the same shall exist on the Closing Date (collectively, the "Purchased Assets"), including without limitation the following:

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          (a)  Products.  All  products  listed on  Schedule  2.1(a),  including
     without   limitation  all   specifications,   documentation,   supplements,
     improvements, modifications, updates, corrections and enhancements to past versions of such products, shipping versions of such products and versions of such products currently under development (the "Products")

          (b) Property. All fixed assets and tangible personal property used exclusively in the operation of the Business and set forth in Schedule 2.1(b) attached hereto (the "Property");

          (c) Customer Lists. All customer lists and customer accounts owned by the Company and used primarily in operation of the Business and set forth in Schedule 2.1(c) attached hereto (the "Customer Lists and Accounts");

          (d) Assumed Contracts. All rights of the Company under the agreements entered into between the Company and third parties named therein in the operation of the Business and listed in Schedule 2.1(d) attached hereto (the "Assumed Contracts");

          (e) Permits. All Permits (other than Permits that are not assignable pursuant to applicable laws) issued to or held by the Company relating to the Purchased Assets, the Business or Assumed Liabilities as forth in
     Schedule 2.1(e) attached hereto;

          (f)  Company  Records.  All of the Books and  Records  of the  Company
     exclusively   related  to  the  Business,   Purchased  Assets  and  Assumed
     Liabilities (the "Company Records");

          (g) Inventory. All inventory of the Business as set forth in Schedule 2.1(g); and

     (h) Accounts. All accounts receivable and accounts payable of the Business as set forth in Schedule 2.1(h).

     2.2 Excluded Assets. The Company shall retain all of its rights, title and interest in and to all the assets of the Company other than the Purchased Assets including, without limitation, the Company Intellectual Property and the assets set forth in Schedule 2.2 (collectively, the "Excluded Assets"). Certain Company Intellectual Property shall be licensed to Purchaser in exchange for royalty payments pursuant to the terms of a License Agreement to be executed in connection herewith, substantially in the form of Exhibit A hereto (the "License Agreement").

     2.3 Assumed Liabilities/Excluded Liabilities.

          (a) As of the Closing Date, Purchaser agrees to assume, satisfy or perform when due those liabilities and obligations of the Company listed in
     Schedule 2.3 (the "Assumed Liabilities").

          (b) Other than the Assumed Liabilities, Purchaser shall not assume, or be deemed to have assumed or guaranteed, or otherwise be responsible for any liability, obligation or claims of any nature of the Company, whether matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown, or whether arising out of acts or occurrences prior to,

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

     at or after the date hereof. Without limiting the generality of the foregoing, the Company shall remain liable for all, Tax liabilities, litigation matters involving the Company and the payment of all Liabilities and obligations to personnel of the Company with respect to the notice and continuation coverage requirement of Section 4980B(e) of the Code and regulations thereunder, payroll, overtime, accrued vacation time, holiday time, severance arrangements or worker's compensation of any nature which are accrued but unpaid as of the Closing Date.

     2.4 Purchase Price. On the Closing Date, as consideration for the Purchased Assets, Purchaser agrees:

          (a) To pay and deliver to the Company the Cash Purchase Price; and

          (b) To deliver to the Company a certificate evidencing the Closing Shares;

          (c) To assume the Assumed Liabilities.

     2.5 Allocation of Aggregate Purchase Price. The allocation of the purchase price set forth in Section 2.4 above shall be as set forth on Schedule 2.5 attached hereto. Purchaser and the Company agree (a) to report the sale of the Purchased Assets for federal and state Tax purposes in accordance with the allocations set forth on Schedule 2.5 hereto and (b) not to take any position inconsistent with such allocations on any of their respective tax returns.

     2.6 Private Placement. The Closing Shares to be issued to the Company will be exempt from the registration requirements of the Securities Act pursuant to the private placement exemption provided by Rules 505 and/or 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act and applicable state securities laws, based in part upon the representations and warranties of the Company contained herein. The Company hereby agrees to take all actions and execute all subscription and other documents which Purchaser reasonably deems necessary to qualify the issuance of the Closing Shares for such exemption.

     2.7 Sales, Use and Other Taxes. The Company shall be responsible for all sales, use, documentary stamp and other Taxes, if any, arising out of the sale of the Purchased Assets to Purchaser pursuant to this Agreement or any of the transactions contemplated by this Agreement.

     2.8 Bulk Sales Compliance. The Purchaser hereby waives compliance by the Company with the provisions of any and all laws relating to bulk transfers in connection with the sale of the Purchased Assets. The Company covenants and agrees to indemnify and hold harmless Purchaser from and against any and all Damages arising out of noncompliance with such bulk transfers laws.

     2.9 Closing.

          (a) Time and Place. The consummation of the purchase and sale of the Purchased Assets under this Agreement (the "Closing") shall take place at the offices of Heller Ehrman White & McAuliffe, LLP, 4350 La Jolla Village Drive, Suite 700, San Diego, California, 92122-1246, at 10:00 a.m. on January 21, 2004 or at such other time and in such manner as the parties mutually agree in writing (the "Closing Date").

          (b) Closing Deliveries by the Company. At the Closing, the Company shall have delivered or caused to be delivered to Purchaser:

               (i) possession of all of the Purchased Assets;

               (ii) the License Agreement, duly executed by the Company;

               (iii) a Bill of Sale substantially in the form of Exhibit B attached hereto, conveying good and marketable title in and to all of the Purchased Assets, duly executed by the Company;

               (iv) an Assignment and Assumption Agreement substantially in the form of Exhibit C attached hereto (the "General Assignment"), duly executed by the Company;

               (v) the Registration Rights Agreement, duly executed by the Company;

               (vi) the Updated Company Disclosure Schedule;

               (vii) a certificate of an officer of the Company with respect to the matters set forth in Section 7.1 hereof;

               (viii) a certificate of the Secretary of the Company, certifying as of the Closing Date (A) a true and complete copy of the Certificate of Incorporation of the Company, (B) a true and complete copy of the resolutions of each of the board of directors and stockholders of the Company authorizing the execution, delivery and performance of this Agreement by the Company and the consummation of the transaction contemplated hereby, (C) a certificate of good standing as of a recent date of the Company in the State of Delaware and (D) incumbency matters; and

               (ix) consents to assignment of the Assumed Contracts in form and substance satisfactory to Purchaser and its counsel.

          (c) Closing Deliveries By Purchaser. At the Closing, Purchaser shall have delivered or caused to be delivered:

               (i) the Cash Purchase Price to the Company;

               (ii) the Closing Shares to the Company;

               (iii) the License Agreement, duly executed by Purchaser;

               (iv) the General Assignment, duly executed by Purchaser;

               (v)  the  Registration   Rights   Agreement,   duly  executed  by
          Purchaser;

               (vi) the Updated Purchaser Disclosure Schedule;

               (vii) a certificate of an officer of Purchaser with respect to the matters set forth in Section 6.1 hereof;

               (viii) a certificate of the Secretary of Purchaser, certifying as of the Closing Date (A) a true and complete copy of the Certificate of Incorporation of the Purchaser, (B) a true and complete copy of the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby, (C) a certificate of good standing as of a recent date of the Purchaser in the State of Nevada and (D) incumbency matters; and

               (ix) such other documents as the Company may reasonably request for the purpose of facilitating the consummation of the transactions contemplated herein.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Purchaser as of the date hereof, except as set forth on the Disclosure Schedule furnished separately to Purchaser or as set forth in the Company Reports, which exceptions shall be deemed to be representations and warranties as if made hereunder, as follows:

     3.1 Organization of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and corporate authority to carry on its business and own its Assets and Properties except where failure to have such power and authority would not have a Material Adverse Effect on the Business. The Company is duly qualified to conduct its respective business and is in good standing under the laws of each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon the Business.

     3.2 Authority. The Company has all necessary corporate power and corporate authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its respective obligations hereunder and no other proceedings or corporate or stockholder action on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties to this Agreement) constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     3.3 Financial Statements and Reports. The reports and documents filed by the Company under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since January 1, 2001 (such reports are collectively referred to herein as the "Company Reports") constitute all of the reports and documents required to be filed by the Company under Section 13 or subsections

(a) or (c) of Section 14 of the Exchange Act with the SEC from January 1, 2001 through the date of this Agreement. The Company Reports have been duly and timely filed, were in compliance in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed, and were complete and correct in all material respects as of the dates at which the information therein was furnished. As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Company included in the Company Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Company as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of Company. Since the date of the filing with the SEC of Company's most recent Form 10-Q, there has been no material adverse change in the financial condition or results operations of Company that has resulted in a Material Adverse Effect on the Business or the Purchased Assets. There are no restatements of Company's financial statements currently contemplated as discussed with Company's Audit Committee.

     3.4 No Conflicts. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of the Company;

          (b) conflict with or result in a violation or breach of any term or provision of any law, Order, Permit, statute, rule or regulation of a Governmental or Regulatory Authority applicable to the Business or the Purchased Assets; (c) result in a breach of, or default under (or give rise to right of termination, cancellation or acceleration under) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, permit, agreement, lease or other similar instrument or obligation to which the Business or the Purchased Assets may be bound; or

          (d) result in an imposition or creation of any Encumbrance on the Business or any of the Purchased Assets.

     3.5 Consents, Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Persons on the part of the Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby other than approval by the Company's stockholders in accordance with the Company's bylaws and the Delaware General Corporation Law.

     3.6 No Undisclosed Liabilities. Except as disclosed in the Company Reports (including financial statements contained therein), there are no Liabilities, nor any basis for any claim against the Company for any such Liabilities, relating to or affecting the Business or the Purchased Assets, other than Liabilities incurred after the date of the latest Company Report in the Ordinary Course of Business which have not had, and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on the Business or the Purchased Assets.

     3.7 Purchased Assets. Section 3.7 of the Company Disclosure Schedule contains a complete and accurate schedule specifying the location of all of the Purchased Assets, as of the Closing Date. The Company has good and marketable title to, or a valid leasehold interest in all of the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances). The Purchased Assets (together with the Excluded Assets), constitute all property of any nature owned by the Company used in, or useful to, the operation of the Business as conducted as of the date hereof. All tangible personal property of the Company and/or used in or useful to the operation of the Business is in good operating condition and repair, ordinary wear and tear excepted. The Company shall be in actual possession of all of the Purchased Assets at the Closing.

     3.8 Benefit Plans; ERISA. Except as set forth on Section 3.8 of the Company Disclosure Schedule, Purchaser will incur no liability with respect to, or on account of, and the Company will retain any liability for, and on account of, any employee benefit plan of the Company, including, but not limited to, liabilities the Company may have to such employees under all incentive compensation plans, bonus plans, pension and retirement plans, profit-sharing plans (including, any profit-sharing plan with a cash-or-deferred arrangement subject to Section 401(k) of the Code) stock purchase and option plans, savings and similar plans, medical, dental, travel, accident, life, disability and other insurance and other plans or arrangements, whether written or oral and whether "qualified" or "non-qualified" under the Code, or to any employee as a result of termination of employment by the Company as contemplated by this Agreement. The Company has not, with respect to any Offer Recipients, maintained, contributed to, or been obligated or required to contribute to, a "multiemployer plan," as such term is defined in Section 3(37) of ERISA. The Company is not a party to any collective bargaining agreement covering any Offer Recipients and the Company knows of no effort to organize any such employee as a part of any collective bargaining unit.

     3.9 Real Property. The Company does not own any real property. Section 3.9 of the Company Disclosure Schedule contains the complete and accurate street address of each parcel of real property leased by the Company or any of its Affiliates in the conduct of the Business (as lessee or lessor) (the "Leased Real Property"). The Company has a valid leasehold interest in all real property used in or relating to the conduct of the Business, free and clear of all Encumbrances (other than Permitted Encumbrances). Each lease with respect to the Leased Real Property is a legal, valid and binding agreement subsisting in full force and effect enforceable in accordance with its terms, and except as set forth in Section 3.9 of the Company Disclosure Schedule, there is no, and the Company has not received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Such leases in effect allow the particular use of the premises involved, and no provision of any lease prohibits or unduly limits the Company's ability to conduct the Business so as to have a Material Adverse Effect on the Business if enforced. The Company does not owe any brokerage commissions with respect to any such Leased Real Property.

     3.10 Intellectual Property Rights.

          (a) Section 3.10(a) of the Company Disclosure Schedule contains a true, correct, complete and current list and summary of all patents, trademarks and copyright registrations or applications comprising Company Intellectual Property. The Company owns and has good and exclusive title to (or valid right to use) each item of Company Intellectual Property free and clear of any Encumbrance (other than Permitted Encumbrances).

          (b) Section 3.10(b) of the Company Disclosure Schedule lists all Actions or Proceedings before any Governmental or Regulatory Authority (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Company Intellectual
     Property. No Company Intellectual Property or product or service of the Business is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

          (c) To the Knowledge of the Company, each item of Company Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Company Intellectual Property have been made and all necessary documents and certificates in connection with the Company Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Intellectual Property.

          (d) To the extent that any Company Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, or has a valid license to use, all Intellectual Property in such work, material or invention by operation of law or by valid assignment.

          (e) Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, the Company has not transferred ownership of, or granted any license (exclusive or non-exclusive) with respect to any Company Intellectual Property to any third party.

          (f) Section 3.10(f) of the Company Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party that are currently in effect (i) with respect to the Company Intellectual Property licensed or offered to any third party; or (ii) pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Company. Each of the contracts, licenses and agreements listed in Section 3.10(f) of the Company Disclosure Schedule is in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. The Company is in compliance with, and has not breached any term of any of such contracts, licenses and agreements. To the Knowledge of the Company, following the Closing Date Purchaser will be permitted to exercise all of the Company's rights under the contracts, licenses and agreements required to be listed in Section 3.10(f) to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

          (g) To the Knowledge of the Company, the operation of the Business, as currently conducted, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

          (h) The Company has not received notice from any third party that the operation of the Business or any act, product or service of the Business infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (i) To the Knowledge of the Company, (i) no Person has or is infringing or misappropriating any Company Intellectual Property and (ii) there have been, and are, no claims asserted against the Company or against any customer of the Company, related to any product or service of the Business.

     3.11 Litigation. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there are no Actions or Proceedings pending or, to the Knowledge of the Company, threatened or anticipated against, relating to or affecting (i) the Business or the Purchased Assets or (ii) the transactions contemplated by this Agreement, and, to the Knowledge of the Company, there is no basis for any such Action or Proceeding. The Company is not in default with respect to any Order, and there are no unsatisfied judgments against the Company.

     3.12  Compliance  with  Law.  To the  Knowledge  of the  Company,  it is in compliance with all applicable laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign, except where the failure to comply, in each instance and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Business. The Company has not received any notice to the effect that, or otherwise has been advised that, it is not in compliance with any of such laws, statutes, Orders, ordinances or regulations, where the failure to comply could reasonably be expected to result in a Material Adverse Effect on the Business.

     3.13 Contracts.

          (a) Section 3.13 of the Disclosure Schedule contains a true and complete list of each of the following contracts, agreements or other arrangements to which the Company is a party and by which any of the Purchased Assets are bound:

               (i) all loan agreements, indentures, debentures, notes or letters of credit relating to the borrowing of money or to mortgaging, pledging or otherwise placing an Encumbrance on any Purchased Assets;

               (ii) all leases or agreements under which the Company is lessee or lessor of, or holds, or operates, any property, real or personal, owned by any other party used in connection with the conduct of the Business;

               (iii) all commitments, contracts, sales contracts, purchase orders, mortgage agreements or groups of related agreements with the same party or any group or affiliated parties which require or may in the future require payment of any consideration by the Company;

               (iv) all license agreements, distribution agreements or any other agreements involving any of the Company Intellectual Property;

               (v) all contracts or commitments that in any way restrict the Company from carrying on the Business;

               (vi) all other contracts and agreements pertaining to the conduct of the Business or by which any of the Purchased Assets is bound that
          (A) involve the payment or potential payment, pursuant to the terms of any such contract or agreement, by the Company and (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any cost or penalty to the Company; and

               (vii) all contracts or commitments that in any way grants a third party a right of first refusal for the purchase of any of the Purchased Assets.

          (b) A correct and complete copy of each contract, agreement or other arrangement disclosed in Section 3.13 of the Company Disclosure Schedule has been previously provided to Purchaser. Each contract, agreement or other arrangement disclosed in Section 3.13 of the Company Disclosure
     Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms.

     3.14 Environmental Matters. The Business is in compliance with, and has at all times complied with, all applicable Environmental Laws in all respects and, to the Knowledge of the Company, there are no circumstances which may prevent or interfere with such compliance in the immediate future. In the last five (5) years, the Company has not received any communication (whether written or oral), whether from a Governmental or Regulatory Authority, citizen group, employee or otherwise, that alleges that the Company or any predecessor of any of the Leased Real Property or Purchased Assets is not in full compliance with Environmental Laws. All Permits, licenses, registrations and other governmental authorizations currently held by the Company pursuant to Environmental Laws are identified in
Section 3.14 of the Company Disclosure Schedule and are in good standing and without any violation and represent all such environmental Permits necessary for the conduct of the Business as currently conducted. The Company has not been notified by any Governmental or Regulatory Authority that any environmental Permit will be modified, suspended or revoked or cannot be renewed, reissued or transferred, and, to the Knowledge of the Company, no environmental Permit will be modified, suspended or revoked, or cannot be renewed, reissued or transferred.

     3.15 Inventory. The inventory of the Business is in good and merchantable condition, and suitable and usable at its carrying value in the Ordinary Course of Business for the purposes for which intended. There is no material adverse condition affecting the supply of materials available to the Company in the conduct of the Business. All inventories used in or relating to the conduct of the Business are owned by the Company free and clear of any Encumbrances (other than Permitted Encumbrances).

     3.16 Plants, Buildings, Structures, Facilities and Equipment. All plants, buildings, structures, facilities and equipment used by the Company in the conduct of the Business are structurally sound with no known material defects and are in good operating condition and repair (subject to normal wear and tear) so as to permit the operation of the Business as presently conducted. The current condition of such plants, buildings, structures and facilities comply with applicable zoning and permit requirements.

     3.17 Customer Lists and Accounts. The Customer Lists and Accounts set forth in
Schedule 2.1(b) is a true and correct list of the Company's customers and accounts as of the date hereof.

     3.18 Relationships with Suppliers and Licensors. No current supplier to the Company with the respect to the Business has notified the Company of an intention to terminate or substantially alter its existing business relationship with the Company nor has any licensor under a license agreement with the Company that constitutes part of the Assumed Contracts notified the Company of an intention to terminate or substantially alter the Company's rights under such license.

     3.19 Tax Matters. All Taxes of the Company have been or will be paid on a timely basis. The Company has duly and timely filed (or will file prior to the Closing) all Tax Returns required to be filed prior to Closing, and all such Tax Returns and reports are true, correct, and complete in all material respects. There are no Encumbrances (other than Permitted Encumbrances) for Taxes on any of the Purchased Assets. The Company has complied with all record keeping and tax reporting obligations relating to income and employment taxes due with respect to compensation paid to employees or independent contractors. The Company is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. There are no pending or, to the Knowledge of the Company, threatened proceedings with respect to Taxes for which Purchaser could bear successor liability beyond what is set forth in the Disclosure Schedule or which could become a charge against the Purchased Assets, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes, of the Company for which Purchaser could bear successor liability beyond what is set forth in the Disclosure Schedule or which could become a charge against the Purchased Assets.

     3.20 Permits. Section 3.20 of the Disclosure Schedule contains a true and complete list of all Permits used by the Company in the conduct of the Business. All such Permits are currently effective and valid and have been validly issued and are freely transferable to Purchaser at the Closing. To the Knowledge of the Company, no additional Permits are necessary to enable the Company to conduct the Business in compliance with all applicable federal, state and local laws. To the Knowledge of the Company, the execution, delivery or performance of this Agreement will not have any effect on the continued validity or sufficiency of the Permits, nor will any additional Permits be required by virtue of the execution, delivery or performance of this Agreement to enable the Company to conduct the Business as now operated. To the Knowledge of the Company, there is no pending Action or Proceeding by any Governmental or Regulatory Authority which could affect the Permits or their sufficiency for the current conduct of the Business or of the conduct of the Business after the Closing.

     3.21 Brokers. The Company has not retained any broker in connection with the transactions contemplated hereunder. Purchaser has, and will have, no obligation to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby by reason of any action taken by or on behalf of the Company.

     3.22 Material Misstatements and Omissions. The statements, representations and warranties of the Company contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of the Company pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

     3.23 Investment Representations. The Company is an "accredited investor" as such term is defined in Rule 501(a) promulgated under the Securities Act. The Company is aware that the Closing Shares have not been registered under the Securities Act or any applicable state securities laws, and hereby agrees that the Closing Shares may not be offered or sold (i) in the absence of registration under the Securities Act and any applicable state securities laws or an exemption from the registration requirements of the Securities Act and any applicable state securities laws and (ii) unless in compliance with the terms and provisions of this Agreement. The Company represents that the Company is familiar with Rule 144 promulgated by the SEC pursuant to the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Company understands that the offering and sale of the Closing Shares is intended to be exempt from registration under the Securities Act, by virtue of the private placement exemption provided by Rule 505 and/or 506 of Regulation D promulgated under the Securities Act and/or Section 4(2) of the Securities Act, based, in part, upon the representations, warranties and agreements contained in this Agreement, and Purchaser may rely on such representations, warranties and agreements in connection therewith.

     The Company agrees that it will be acquiring the Closing Shares for its own account and for investment, and not with a view to the distribution thereof or with any present intention of distributing or selling any of the Closing Shares except in compliance with the Securities Act, applicable state securities laws and this Agreement. The Company represents that by reason of its business and financial experience, the Company has knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of the prospective investment. The financial condition and investments of the Company are such that the Company is in a financial position to hold the Closing Shares for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, the investment in the Closing Shares.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to the Company as of the date hereof, except as set forth on the Purchaser Disclosure Schedule furnished separately to the Company, which exceptions shall be deemed to be representations and warranties as if made hereunder, as follows:

     4.1 Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. Purchaser has the requisite corporate power and corporate authority to carry on its business and own its Assets and Properties except where failure to have such power and authority would not have a Material Adverse Effect on Purchaser. Purchaser is duly qualified to conduct its respective business and is in good standing under the laws of each jurisdiction where such qualification is required except for any jurisdiction where failure so to qualify would not have a Material Adverse Effect upon Purchaser.

     4.2 Capital Stock of Purchaser. The authorized capital stock of Purchaser, consists of (i) 20,000,000 shares of common stock, par value $0.001 per share, of which 6,294,650 shares were issued and outstanding as of the date hereof;
(ii) no shares of capital stock of Purchaser in treasury; and (iii) 5,000,000 shares of Preferred Stock, $0.001 par value per share, all of which have been designated Series A Preferred Stock and all of which were issued and outstanding as of the date hereof (each of which shares is convertible into four shares of common stock). Each share of the issued and outstanding capital stock of Purchaser is duly authorized, validly issued, fully paid and nonassessable.
Purchaser will provide at Closing an updated version of this Section 4.2, updated and accurate as of the Closing (the "Updated Capitalization
Representation"). The fully diluted percentage ownership of Purchaser represented by the Closing Shares will not materially change between the date hereof and the Closing.

     Except for outstanding options to purchase up to 1,200,000 shares of common stock, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Purchaser of any shares of its capital stock.

     4.3 Authority. Purchaser has all necessary corporate power and corporate authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its respective obligations hereunder and no other proceedings or corporate or stockholder action on the part of Purchaser is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by the other parties to this Agreement) constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     4.4 Litigation. Except as set forth in the Purchaser Disclosure Schedule, there are no Actions or Proceedings pending or, to the Knowledge of Purchaser, threatened or anticipated against, relating to or affecting (i) Purchaser or
(ii) the transactions contemplated by this Agreement, and, to the Knowledge of Purchaser, there is no basis for any such Action or Proceeding. Purchaser is not in default with respect to any Order, and there are no unsatisfied judgments against Purchaser.

     4.5 Financial Statements and Reports. Purchaser is required to file reports and documents under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC (such reports are collectively referred to herein as the "Purchaser Reports"). Purchaser is not current with respect to filing the Purchaser Reports. However, Purchaser will become current in the filing of the Purchaser Reports within ninety (90) days following the Closing and such Purchaser Reports, when filed, will be in compliance in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder and will be complete and correct in all material respects as of the applicable filing dates. The Purchaser Reports, when brought current, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of Purchaser to be included in the Purchaser Reports will (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of Purchaser as of the respective dates thereof and for the periods referred to therein, and (iv) be consistent with the books and records of Purchaser. Purchaser acknowledges that it has access to, and has reviewed (to the extent it has deemed necessary) the Company Reports.

     4.6 Financial Statements. Purchaser has delivered to the Company its unaudited balance sheet and unaudited statements of income and cash flows for the nine month period ending September 30, 2003 (the "Statement Date") (all of the foregoing financial statements, collectively, the "Financial Statements"). The Financial Statements, together with the notes thereto, are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and position of Purchaser as of the dates, and for the periods, specified therein; provided, however, that the unaudited Financial Statements are subject to normal recurring year-end audit adjustments (which are not expected to be material), and do not contain all footnotes required under generally accepted accounting principles.

     4.7 No Undisclosed Liabilities. Purchaser has no material liabilities and knows of no material contingent liabilities not disclosed in the Financial Statements, except current liabilities incurred in the ordinary course of business subsequent to the Statement Date which have not been, either in any individual case or in the aggregate, materially adverse.

     4.8 Brokers. Purchaser has not retained any broker in connection with the transactions contemplated hereunder. Purchaser will have no obligation to pay any broker's, finder's investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby.

4.9 No Conflicts. The execution and delivery by Purchaser of this Agreement does not, and the performance by Purchaser of its respective obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Purchaser;

          (b) conflict with or result in a violation or breach of any term or provision of any law, Order, Permit, statute, rule or regulation of a Governmental or Regulatory Authority applicable to Purchaser, the business or Assets or Properties of Purchaser or the capital stock of Purchaser; or

          (c) result in a breach of, or default under (or give rise to a right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which Purchaser may be bound; or

          (d) result in an imposition or creation of any Encumbrance (other than a Permitted Encumbrance) on the business or Assets or Properties of Purchaser except as contemplated by this Agreement.

     4.10 Consents and Governmental Approvals and Filings. No consent, approval or other action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     4.11 Compliance with Law. To the Knowledge of Purchaser, except with respect to the lack of timeliness and currency of the Purchaser Reports described in Section 4.5 above, it is in compliance with all applicable laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign, except where the failure to comply, in each instance and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser has not received any notice to the effect that, or otherwise has been advised that, it is not in compliance with any of such laws, statutes, Orders, ordinances or regulations, where the failure to comply could reasonably be expected to result in a Material Adverse Effect on Purchaser.

     4.12 Trading of Securities. Neither Purchaser nor any of its officers, directors or ten percent (10%) or greater shareholders, nor, to Purchaser's Knowledge any of its employees, affiliates, agents or representatives have violated any laws, statutes, Orders, ordinances and regulations, whether federal, state, local or foreign, arising out of or in any way related to the issuance of or trading in the capital securities of Purchaser, including, without limitation, Rule 10b-5 of the Exchange Act.

     4.13 Closing Shares. The Closing Shares, upon issuance thereof, will be duly authorized, validly issued, fully paid, nonassessable, and not subject to any Encumbrance. The Closing Shares shall be issued in compliance with all applicable securities laws.

     4.14 Material Misstatements and Omissions. The statements, representations and warranties of Purchaser contained in this Agreement (including the exhibits and schedules hereto) and in each document, statement, certificate or exhibit furnished or to be furnished by or on behalf of Purchaser pursuant hereto, or in connection with the transactions contemplated hereby, taken together, do not contain and will not contain any untrue statement of a material fact and do not or will not omit to state a material fact necessary to make the statements or facts contained herein or therein, in light of the circumstances made, not misleading.

                                   ARTICLE V
                            COVENANTS OF THE PARTIES

     Each of the parties covenants with the others to act, as follows:

     5.1 Operation of Business Prior to Closing Date. Except as otherwise contemplated by this Agreement, between the date hereof and the Closing Date (or earlier termination of this Agreement), the Company will operate the Business in the Ordinary Course of Business and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, use all commercially reasonable efforts to seek to preserve intact its current Business organizations, keep available the service of current managers, officers and employees of the Business and preserve relationships with customers, suppliers, distributors, lessors, employees, contractors and others having business dealings with the Business with the intention that the Business shall be unimpaired at the Closing Date. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Closing Date (or earlier termination of this Agreement), the Company:

          (a) will not create, incur or assume any obligation which would adversely affect the Purchased Assets or Purchaser's ability to conduct the Business in substantially the same manner and condition as conducted by the Company on the date of this Agreement;

          (b) except to the extent an obligation is established in a written agreement in existence prior to the date hereof, will not change in any manner the compensation of, or agree to provide additional benefits to, or enter into any employment agreement with, any Offer Recipient, except as contemplated in Section 5.9 below and except for such benefits provided to substantially all of the Company's similarly situated employees;

          (c) will maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of the Business;

          (d) will not sell, dispose of or encumber any of the Purchased Assets or license any Purchased Assets to any Person except object code licenses on a non-exclusive basis in a manner and on terms consistent with past practice;

          (e) will not enter into any material agreements or commitments relating to the Business, except on commercially reasonable terms in the Ordinary Course of Business of the Business;

          (f) will comply in all material respects with all laws and regulations applicable to the Business;

          (g) will not enter into any agreement with any third party for the distribution of any of the Purchased Assets;

          (h) will not materially amend its Certificate of Incorporation or Bylaws (except as necessary to comply with the terms of this Agreement)

     5.2 Investigation by Purchaser. Subject to all applicable patient confidentiality laws and confidentiality obligations of the Company, the Company shall allow Purchaser or its authorized representatives, at Purchaser's own expense during regular business hours, or otherwise with the consent of the Company (which consent shall not be unreasonably withheld), to make such inspection of the Company and to inspect (and, if applicable, make copies of) Books and Records, plants, offices, warehouses and other facilities of the Company as reasonably requested by Purchaser or its authorized representatives.

     5.3 Consents. As soon as practicable after execution of this Agreement, each party will commence all action required hereunder to obtain all applicable Permits, consents, approvals and agreements of, and to give all notices and make all filings with, any third parties as may be necessary to authorize, approve or permit the full and complete consummation of the transactions contemplated hereby by the Closing Date. In this regard, the Company will use its reasonable best efforts to obtain consent from its landlord to assign to Purchaser (effective at Closing) the real property lease pertaining to the Company's facility located at 134 Flanders Rd., Westborough, MA 01581. In the event the Company is unable to obtain such assignment, the Company will sublease such facility to Purchaser effective at Closing.

     5.4 Notification of Certain Matters. Each of the parties shall give prompt notice to the other party, of (i) the discovery of a fact or facts of which the notifying party has actual knowledge which cause it to conclude that any of the representations, warranties or statements made by it or in an any exhibit, schedule or other document delivered pursuant to this Agreement, may be false or misleading or omission of any facts necessary in order to make such representations, warranties or statements not false or misleading; (ii) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty made by them in this Agreement to be untrue or inaccurate any time from the date hereof to the Closing Date; and (iii) any failure of the notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Each party hereto shall use all reasonable efforts to remedy any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     5.5 Cooperative Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to take, or cause to be taken, all action, or to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining all consents and approvals of all Persons and Governmental or Regulatory Authorities and removing any injunctions or other impairments or delays or otherwise which are necessary to the consummation of the transactions contemplated by this Agreement.

     5.6 Filings. Each of the parties hereto will use its best efforts to make or cause to be made all such filings and submissions as may be required under applicable laws and regulations for the consummation of the transactions contemplated by this Agreement. The Company and Purchaser will coordinate and cooperate with one another in exchanging such information and provide each other such assistance as any other party may reasonably request in connection with the foregoing.

     5.7 Inconsistent Activities. Unless and until this Agreement is terminated pursuant to Section 9.1, the Company will not directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving the sale of the Business or the Purchased Assets, or any merger, consolidation, business combination or similar transaction involving the Business (each a "Proposed Acquisition Transaction"). The Company will immediately notify Purchaser if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify Purchaser of the terms of any proposal which it or its Affiliates, if any, may receive in respect of any such Proposed Acquisition Transaction, including without limitation the identity of the prospective purchaser or soliciting party.

     5.8 Public Announcements. Except as may be required by applicable law, including any determination that a press release or other public statement or filing is required under applicable securities or regulatory rules, prior to the Closing, none of the parties hereto shall issue or cause the publication of any press release or otherwise make any public statement with respect to the transactions contemplated hereby without the prior written consent of each of the other parties hereto.

     5.9 Employee Matters.

          (a) Offer of Employment. Subject to and in accordance with the provisions of this Section 5.9, Purchaser will offer employment to all employees other than Stephen Gorgol who are employed in the Business as of the date of this Agreement (such employees to receive offers of employment are referred to as the "Offer Recipients"). The Company has delivered to Purchaser a list setting forth the names, home addresses, compensation levels, stock option position, if any, and job titles of all Offer Recipients. Prior to the Closing, Purchaser, after notice to the Company as to the timing and method of contact, shall have the right to contact each of the Offer Recipients for the purposes of making offers of employment with Purchaser to be effective after the Closing Date and receiving written acceptances of such employment (in each case contingent on consummation of the transactions contemplated by this Agreement). Upon Closing, Purchaser shall hire all Offer Recipients who accept such offer in the manner and within the time frame reasonably established by Purchaser. Each such employee who is employed by the Company on the Closing Date and who actually transfers to employment with Purchaser at or after the Closing Date as a result of an offer of employment made by Purchaser is hereafter referred to as a "Transferred Employee." On a periodic basis following the date hereof and prior to the Closing, Purchaser shall advise the Company of its intentions with respect to Offer Recipients it desires to extend or has extended offers to and the general status of discussions with such employees.

          (b) Transition. The employment of the Transferred Employees by the Company shall end at the close of business on the Closing Date and the employment of the Transferred Employees by Purchaser shall commence at 12:01 a.m. on the day after the Closing Date, except as to those Transferred Employees who are on disability leave of less than twenty-six
     (26) weeks, authorized leave of absence or military service as of the Closing Date, in which case such Transferred Employees shall remain employees of the Company until, and will commence employment with Purchaser as of, 12:01 a.m. on the date they return to active employment. Transferred Employees shall not include any person on a disability leave of more than twenty-six (26) weeks. The terms of employment with Purchaser shall be as mutually agreed to between each Transferred Employee and Purchaser, subject to the succeeding provisions of this Section 5.9.

          (c) Retention of Employees Prior to Closing. The Company agrees to use reasonable efforts to (i) retain the Offer Recipients as employees of the Business until the Closing Date, and (ii) assist Purchaser in securing the employment after the Closing Date of the Offer Recipients. The Company shall notify Purchaser promptly if any Offer Recipient terminates employment with the Company after the date of this Agreement but prior to the Closing.

          (d) Employees Other than Transferred Employees. Any employees of the Company who do not become Transferred Employees will remain employees of the Company after the Closing. Any severance obligations to such employees shall be the Company's responsibility.

     5.10 Prorations. The Purchaser and the Company agree to make customary prorations (as of the Closing Date) in respect of items customarily prorated in connection with the sale of assets similar to the Purchased Assets, including, without limitation, if applicable, real estate taxes and power and utility charges.

     5.11 Confidentiality. Each of the parties hereto will maintain in confidence, and will cause its respective directors, officers, members, managers, employees, agents, Affiliates and advisors to maintain in confidence any written, oral or other information furnished at any time by another party to this Agreement in connection with the transactions contemplated by this Agreement, unless (a) such information is already known to such party or to such others other than on a confidential basis, (b) such information becomes publicly available through no fault of such party, (c) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement, or (d) the furnishing or use of such information is required by law. If the transactions contemplated hereby are not consummated, the confidentiality obligations of each party pursuant to this Section 5.111 will continue, and each party will, at the request of the party supplying the information, return or destroy (and provide appropriate certification thereof) any and all such written, electronic or computer-based information.

     5.12 Approval of the Company's Stockholders. The Company shall take the actions necessary to conduct a special meeting of the Company's stockholders to consider and vote on the transactions contemplated by this Agreement at the earliest practicable date after the date of this Agreement and in connection therewith the Company's Board of Directors shall recommend to the Company's Stockholders that they approve this Agreement and the transactions contemplated thereby. The Company agrees to use its commercially reasonable efforts to take all necessary steps to obtain approval of the Company's stockholders, including the filing and distribution of a proxy statement, calling of a special meeting and the holding of that meeting. Such a special meeting shall be called, held and conducted and proxies shall be solicited, in compliance with the Company's Certificate of Incorporation and Bylaws, both as amended, and in compliance with applicable law.

     5.13 Updating of Disclosure Schedules. The Company shall prepare and deliver an updated version of the Company Disclosure Schedule (the "Updated Company Disclosure Schedule") and all schedules and exhibits thereto to include all information necessary to make the representations and warranties of the Company contained in this Agreement, as supplemented by the Updated Company Disclosure Schedule, accurate as of the Closing Date. The Company shall deliver a reasonably complete version of the Updated Company Disclosure Schedule to Purchaser approximately five (5) days prior to Closing. Purchaser shall prepare and deliver an updated version of the Purchaser Disclosure Schedule (the "Updated Purchaser Disclosure Schedule") and all schedules and exhibits thereto to include all information necessary to make the representations and warranties of Purchaser contained in this Agreement, as supplemented by the Updated Purchaser Disclosure Schedule, accurate as of the Closing Date. Purchaser shall deliver a reasonably complete version of the Updated Purchaser Disclosure Schedule to the Company approximately five (5) days prior to Closing.

     5.14 Board of Directors of Purchaser. Purchaser shall take all necessary steps such that, upon the Closing, John Lyon will be elected to Purchaser's Board of Directors if he so chooses to serve thereon. This option for Mr. Lyon shall be available for 90 days following the Closing.

                                   ARTICLE VI
                 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

     The obligations of the Company to effect the transactions contemplated hereby are subject to the satisfaction, at or before the Closing, of each of the following conditions:

     6.1 No Material Adverse Effect. Purchaser shall not have acted or caused any Person to have acted in any manner which has created or could reasonably be expected to create (individually or in the aggregate), a Material Adverse Effect on Purchaser.

     6.2 Stockholder Approval. Purchaser shall have obtained the approval of its
shareholders   (if  necessary)  for  the   consummation   of  the   transactions
contemplated by this Agreement.

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

     6.3 Closing Deliveries. Purchaser shall have executed and delivered the documents required to be executed and delivered by Purchaser pursuant to Section 2.9(c) above.

                                  ARTICLE VII
                 CONDITIONS TO THE OBLIGATIONS OF PURCHASER

     The obligation of Purchaser to effect the transactions contemplated hereby is subject to the satisfaction, at or before the Closing, of each of the following conditions:

     7.1 Material Adverse Effect. The Company shall not have acted or caused any Person to have acted in any manner which has created or could reasonably be expected to create (individually or in the aggregate), a Material Adverse Effect on the Business or the Purchased Assets.

     7.2 Stockholder Approval. The Company shall have obtained the approval of its stockholders for the consummation of the transactions contemplated by this Agreement.

     7.3 Closing Deliveries. The Company shall have executed and delivered the documents required to be executed and delivered by the Company pursuant to
Section 2.9(b) above.

                                  ARTICLE VIII
                   ACTIONS BY THE PARTIES AFTER THE CLOSING

     8.1 Survival of Representations, Warranties, Etc. The representations, warranties and covenants contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement in the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder (notwithstanding any investigation, analysis or evaluation by any party hereto or their designees of the Assets and Properties, business, operations or condition (financial or otherwise) of the other party), and thereafter the representations and warranties of the Parties herein shall continue to survive in full force and effect for a period of twelve (12) months after the Closing Date (the "Survival Period").

     8.2 Indemnification.

          (a) By the Company. The Company shall indemnify, defend and hold harmless Purchaser and each of its officers, directors, employees, agents, successors and assigns (collectively the "Purchaser Group") from and against any and all costs, losses, Liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, penalties, costs of mitigation, clean-up or remedial action, reasonable attorneys' fees and all amounts paid to third parties in investigation, defense or settlement of any of the foregoing (collectively, the "Damages"), suffered by Purchaser, incurred in connection with, arising out of, resulting from or incident to (i) any breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation, made by the Company in or pursuant to this Agreement and (ii) Liabilities that are not Assumed Liabilities.

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

          (b) By Purchaser. Purchaser shall indemnify, defend and hold harmless the Company, its officers, managers, employees, agents, successors and assigns (the "Company Group") from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to any (i) breach of any covenant, representation, warranty or agreement or the inaccuracy of any representation made by Purchaser in or pursuant to this Agreement and (ii) Assumed Liabilities.

          (c) Resolution of Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought to the other party (the "Claim Notice"). Upon receipt of a Claim Notice, the party from whom indemnification is sought shall have fifteen (15) Business Days to object, in writing, to such claim (the "Dispute Notice"), otherwise the party seeking indemnification shall have the right to enforce its indemnity rights as defined hereunder. If the party from whom indemnification is sought provides the other party with a Dispute Notice in a timely fashion, the parties shall attempt in good faith to agree upon the rights or the respective parties with respect to such claim. If the parties agree as to the resolution of such claim, they shall prepare a memorandum setting forth the terms of such resolution signed by each of the parties hereto and enforce the indemnification rights hereunder. If no agreement is reached within thirty (30) days after delivery of the Dispute Notice, the dispute resolution provisions of this Agreement shall govern.

          (d) Third Party Claims; Defense of Claims. If any Action or Proceeding is filed or initiated against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within ten
     (10) days after the service of the citation or summons); provided, however, that a delay or failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. Any such notice shall state (with reasonable specificity) the basis on which indemnification is being asserted, the amount of Damages for which indemnification is being asserted and copies of all relevant pleadings, demands and other papers being served on the indemnified party. After such notice, the indemnifying party may, if it so elects, take control of the defense and investigation of such Action or Proceeding and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party's sole cost, risk and expense (unless the indemnifying party has failed to assume the defense of such Action or
     Proceeding), and compromise or settle such Action or Proceeding, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party may withhold such consent if such compromise or settlement would adversely affect the conduct of business or requires less than an unconditional release to be obtained. If the indemnifying party fails to assume the defense of such Action or Proceeding within fifteen
     (15) days after receipt of notice thereof pursuant to this Section 8.2, the indemnified party against which such Action or Proceeding has been filed or initiated will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's own cost and expense, the defense, compromise or settlement of such Action or Proceeding on behalf of and for the account and risk of the indemnifying party; provided, however, that such Action or Proceeding shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes defense of the Action or Proceeding, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the indemnifying party of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action subject to indemnification and effected pursuant to and in accordance with this
     Section 8.2 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Damages by reason of such settlement or judgment.

          The indemnified party shall cooperate in all reasonable respects with the indemnifying party and its attorneys in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom.

          (e) Limitations on Indemnity.

               (i) The Company shall have no liability to Purchaser for amounts payable pursuant to its indemnification obligations in this Section
          8.2 until the total of all such Damages incurred by any member of the Purchaser Group, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000) (the "Threshold Amount"), and then indemnification by the indemnifying party shall apply to all such Damages exceeding the Threshold Amount. Purchaser shall have no liability to the Company for amounts payable pursuant to its indemnification obligations in this Section 8.2 until the total of all such Damages incurred by any member of the Company Group, individually or in the aggregate, exceed Fifty Thousand Dollars ($50,000) (the "Threshold Amount"), and then indemnification by the indemnifying party shall apply to all such Damages exceeding the Threshold Amount.

               (ii) The Indemnity Shares shall be the sole and exclusive means for Purchaser to collect any Damages for which it is entitled to indemnification under this Article VIII. The maximum aggregate amount of indemnification for any Damages for which the Company is required to indemnify the members of the Purchaser Group under this Agreement shall be limited to the aggregate value of the Indemnity Shares. The maximum aggregate amount of indemnification for any Damages for which Purchaser is required to indemnify the members of the Company Group under this Agreement shall be limited to the aggregate value of the Indemnity Shares. Purchaser shall have the right to satisfy any indemnification claims made by the Company through the issuance to the Company of shares of Purchaser's common stock.

               (iii) The limitations on the Company's and Purchaser's indemnification obligations in 8.2(e)(i) and 8.2(e)(ii) above shall not apply to any Damages arising out of or in connection with any fraud or intentional breach by Purchaser or the Company of any representation, warranty, covenant or agreement or obligation of such party.

               (iv) For all purposes of this Article VIII, the value of Indemnity Shares shall be determined at the time a claim for indemnity is made and shall be the "Fair Market Value" of the Indemnity Shares

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

          at that time. For purposes hereof, "Fair Market Value" shall mean the average of the closing price of the common stock of Purchaser as quoted or traded on its primary inter-dealer quotation system or any securities exchange, over the ten (10) trading day period ending three
          (3) trading days prior to the date on which the subject claim for indemnification is made hereunder. However, if at any time the common stock of Purchaser is not listed on any securities exchange or quoted on an inter-dealer quotation system, "Fair Market Value" shall mean the fair value of the class or series of capital stock of Purchaser constituting Indemnity Shares as determined in good faith and in the sole discretion of a reputable appraiser chosen by the Company's Board of Directors and Purchaser's Board of Directors, together. If these respective Boards of Directors cannot agree on an appraiser within thirty (30) days from the making of the claim, each Board of Directors shall choose a reputable appraiser within ten (10) days thereafter and such appraiser shall have ten (10) additional days to choose the final appraiser, whose appraisal shall be binding on the parties. The cost of such process shall be borne equally by the Company and Purchaser.

     8.3 Restriction on Transferability of the Securities. The certificates representing the Securities (if and when issued) shall bear the following legend restricting transfer, and such other legends as may be required by any applicable state securities law:

          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT OR ANOTHER AVAILABLE EXEMPTION.

     8.4 Agreement not to dispose of Indemnity Shares. The Company agrees that, for purposes of keeping the Indemnity Shares available for satisfaction of any claims for indemnification pursuant to this Article VIII hereof (if necessary), it will make no transfer, sale or hypothecation of the Indemnity Shares until twelve (12) months following the Closing Date.

     8.5 Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under this Article VIII).

     8.6 Reports Under Securities Exchange Act of 1934. With a view to making available to the Company the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit the Company to sell Purchaser's Common Stock to the public without registration, Purchaser agrees to use its best efforts to:

          (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times ; and

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

          (b) file with the SEC in a timely manner all reports and other documents required of Purchaser under the Act and the 1934 Act.

     8.7 Transfer of Rights to Name. Subject to approval of the Company's stockholders, the Company shall transfer and assign to Purchaser all rights in the name "Vista Medical Technologies," as the same may be used in whole.

     8.8 Access to Records. After the Closing Date, Purchaser shall retain for a period consistent with Purchaser's record-retention policies and practices those records of the Company relating to the Purchased Assets. Purchaser also shall provide the Company (including the Company's accountants and auditors) reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements or Tax Returns or deal with Tax audits. After the Closing Date, the Company shall provide Purchaser (including Purchaser's accountants and auditors) reasonable access to records relating to Excluded Assets, during normal business hours and on at least three days' prior written notice, for any reasonable business purpose specified by Purchaser in such notice.

     8.9 Transitional Use of Financial System. The Company may designate one of its employees who will have the right, for a period of 90 days following the Closing, to use the financial reporting and auditing system transferred to Purchaser in connection herewith (the "Financial System") for the purpose of generating and maintaining the Company's financial reporting obligations and practices. Such employee shall have full use of (and access to) the Financial System for such 90 day period.

     8.10 Payment of Royalties. Purchaser agrees to pay the royalties described in the License Agreement.

     8.11 Payment for Inventory. The Company and Purchaser acknowledge and agree that the Company is assigning to Purchaser, in connection with the Closing, the Company's inventory of Products. The Company agrees to account and pay for such inventory in accordance with the procedure set forth on Exhibit E.

                                   ARTICLE IX
                                  MISCELLANEOUS

     9.1 Termination.

          (a) This Agreement may be terminated and the transactions contemplated hereby abandoned:

               (i) at any time prior to the Closing, by mutual written consent of Purchaser and the Company;

               (ii) at any time after January 31, 2004 (the "Termination Date"), by the Purchaser or the Company in writing, if the transactions contemplated by this Agreement have not been consummated on or before the Termination Date and such terminating party is not then in material breach of this Agreement; provided that no party may terminate this Agreement pursuant to this clause (ii) if such party's

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

          failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Closing shall not have occurred on or before said date;

               (iii) by the Company on written notice to the Purchaser if (i) there shall have been a material breach of any representations or warranties on the part of Purchaser set forth in this Agreement or if any representations or warranties of Purchaser shall have become untrue in any material respect, provided that the Company has not breached any of its obligations hereunder in any material respect; or
          (ii) there shall have been a breach by Purchaser of any of its covenants or agreements hereunder in any material respect or materially adversely affecting (or materially delaying) the ability of Purchaser or the Company to consummate the transactions contemplated hereby, and Purchaser has not cured such breach within ten (10) Business Days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder in any material respect;

               (iv) by Purchaser on written notice to the Company if (i) there shall have been a material breach of any representations or warranties on the part of the Company set forth in this Agreement or if any representations or warranties of the Company shall have become untrue in any material respect, provided that Purchaser has not breached any of its obligations hereunder in any material respect; or (ii) there shall have been a breach by the Company of any of its covenants or agreements hereunder in any material respect or materially adversely affecting (or materially delaying) the ability of Purchaser to consummate the transactions contemplated hereby, and the Company has not cured such breach within ten (10) Business Days after notice by Purchaser thereof, provided that Purchaser has not breached any of its obligations hereunder in any material respect;

               (v) by Purchaser, if the Company becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the Company;

               (vi) by Purchaser, if the Company becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the Company; and/or

          (b) In the event of the termination of this Agreement as provided in this Section 9.1, except as otherwise provided in this Agreement or the instruments and agreements executed in connection herewith, no party shall have any other liability hereunder of any nature whatsoever to any other party, including any liability for Damages; provided, however, that if, at the time of such termination, any party is in default under its obligations hereunder, the party in default shall be liable to the other parties for such default; and provided, further, that the provisions of Section 5.11 and Article IX shall continue in full force and effect.

          (c) In the event that a condition precedent to its obligations is not satisfied, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Closing.

     9.2 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered

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

personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

If to the Company, to:                        Vista Medical Technologies, Inc.
                                              2101 Faraday Avenue
                                              Carlsbad, CA  92008
                                              Attention:  John R. Lyon
                                              Facsimile No.:  760-603-9170

with copies to:                               Craig S. Andrews, Esq.
                                              Heller Ehrman White & McAuliffe
                                              LLP 4350 La Jolla Village Drive
                                              #700 San Diego, CA 92122-1246
                                              Facsimile No.: 858-450-8499

If to Purchaser, to:                          Viking Systems, Inc.
                                              7514 Girard Ave., Suite 1509
                                              La Jolla, CA  92037
                                              Facsimile No.:  (619) 839-3793
                                              Attention:  Thomas B. Marsh

with copies to:                               A.O. "Bud" Headman, Jr.
                                              Cohne, Rappaport & Segal, P.C.
                                              525 E. 100 S., Suite 500
                                              Salt Lake City, Utah  84102
                                              Facsimile No.:  (801) 355-1813

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 9.2, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 9.2, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 9.2, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 9.2). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

     9.3 Entire Agreement. This Agreement (and all Exhibits and Schedules attached hereto, all other documents delivered in connection herewith and the Confidentiality Agreement) supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect hereto.

     9.4 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver

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

shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

     9.5 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

     9.6 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 8.2 above.

     9.7 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so without such consent will be void, except that any party's rights to indemnification under Section 8.2 may be freely assigned. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     9.8 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     9.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and mutually acceptable to the parties herein.

     9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

     9.11 Consent to Jurisdiction and Forum Selection. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be initiated and tried exclusively in the State and Federal courts located in the County of San Diego, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 9.11. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with

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respect  to any  proceeding  brought  in  accordance  with this  paragraph,  and stipulates that the State and Federal courts located in the County of San Diego, State of California shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 9.11 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section
9.2 of this Agreement for the giving of notice. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

     9.12 Expense. Each of the parties hereto shall pay the fees, expenses and costs incurred by such party incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

     9.13 Construction. No provision of this Agreement shall be construed in favor of or against any party on the ground that such party or its counsel drafted the provision. Any remedies provided for herein are not exclusive of any other lawful remedies which may be available to either party. This Agreement shall at all times be construed so as to carry out the purposes stated herein.

     9.14 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto, or their duly authorized officer, as of the date first above written.

                                         "Purchaser"

                                         Viking Systems, Inc.
                                         a Nevada corporation

                                         By
                                                 -------------------------------
                                         Name:   Thomas B. Marsh
                                         Title:  President



                                         "Company"

                                         Vista Medical Technologies, Inc.,
                                         a Delaware corporation

                                         By
                                                 -------------------------------
                                         Name:   John R. Lyon
                                         Title:  President and Chief Executive
                                                 Officer

                                  SCHEDULE 2.3

                               ASSUMED LIABILITIES

1. Any obligation relating to the period on or after the Closing Date under the Transferred Agreements; and

2. Any and all liabilities arising out of Purchaser's operation and ownership of the Assets on or after the Closing Date.

                                  SCHEDULE 2.5

                                   ALLOCATION

                                    EXHIBIT A

                                LICENSE AGREEMENT

                                    EXHIBIT B

                                  BILL OF SALE

                                    EXHIBIT C

                               GENERAL ASSIGNMENT

                                    EXHIBIT D

                          REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT E

                               INVENTORY PROCEDURE



Methodology of Vista to Viking inventory transfer (by warehouse category)

M1

All material in M1 will be categorized into two buckets based on the open A/P report as of December 31, 2003. Bucket 1 will contain all material which has been paid for by Vista. Bucket 2 will contain all material which has not been paid for by Vista. If multiple lots exist determination of what has been paid for will be based on the FIFO system.
All material in Bucket 1 will be transferred to M2 in the MRP system (however the material will not physically move.) All M2 inventory will be consigned to Viking when the deal closes.
From Jan 1 on, all material will be issued from M2 until it is depleted. Viking will pay Vista, on a monthly basis, the delta between the value of the inventory (standard at closing) in M2 at the beginning of the month and the end of the month for a period of 12 months. (It is understood that the MRP system will always interrogate M2 inventory first.)

CP

CP contains factory refurbished product for use in service replacement and loaners. The total book value as of Dec 16 is $136,184.13. Of that total $20,729.19 is active product and the balance is for discontinued product which is in use by customers.
It is proposed that the entire CP inventory be acquired by Viking for the value of the active product as of December 31, 2003.

SM

SM, which contains slow moving inventory, will be consigned to Viking at closing. Viking will pay Vista, on a monthly basis, the delta between the value of the SM inventory at the beginning of the month and the end of the month, for 12 months.


WIP

WIP will be valued based on the WIP Analysis report as of Dec 31,2003. A list of Inventory on hand that has not been paid for will be developed from the Open A/P Report as mentioned above.
All items on the list will be checked against M1 as mentioned above. The quantity on the unpaid list that is in M1 will be added to bucket 2, which has inventory that has not been paid for by Vista. The quantity on the unpaid list that is greater than the M1 quantity will be the amount deducted from the WIP Analysis report value.

The adjusted WIP value (WIP Analysis Report less any deductions) will then be added to bucket 1, which is inventory that has been paid for by Vista.



The value (standard) of inventory in WIP Bucket 1 will be consigned to Viking at closing. The inventory in WIP Bucket 2 will become the property of Viking at the time of closing and Viking will be responsible to pay the supplier.

WIP Three CCD Salvage

Vista currently has 200 Three CCD prism blocks in a salvage job at $0 value. When salvaged they will have the same value as a newly purchased unit, $875. It requires approx. 1 hr of labor, ($125) to salvage. Viking will pay Vista $400 for every CCD which is salvaged.

WIP CP

Vista maintains an inventory for service replacement and loaners. Typically this inventory is refurbished to new product standards but sold at a discount to existing customers whose product is out of warranty or that has been misused and is in need of repair. Viking will take ownership at closing and pay 1/3 of the net profit derived from sale of this inventory once it is refurbished and sold.

FINAL TRANSFER

On January 1, 2005 all remaining material in M2 and SM will transfer to Viking from Vista for $1.00.